EXHIBIT 3.1.4
ROADSHIPS HOLDINGS INC.

To: Board of Directors
134 Vintage Park Blvd, Suite A-183,
Houston, Texas 77070

Ladies and Gentlemen:

The undersigned hereby subscribes for Thirty Nine Thousand Three Hundred Twelve (39,312) shares of its Preferred Class “B” stock (the "Shares") of ROADSHIPS HOLDINGS INC. (the "Corporation") and as full consideration for the issuance of the Shares by the Corporation, the undersigned agrees to convert debt owed by the Corporation to him to equity via a Novation Agreement, attached hereto as Exhibit A.

The undersigned hereby subscribes for Two Billion Three Hundred Million (2,300,000,000) shares of its Common Class of stock (the "Shares") of the Corporation and as full consideration for the issuance of the Shares by the Corporation, the undersigned agrees to convert debt owed by the Corporation to him to equity via a Novation Agreement, attached hereto as Exhibit A.

In consideration of your acceptance of this offer and your authorization for the issuance of a certificate in my name representing the Shares, the undersigned hereby represents, warrants and acknowledges to each of you and the Corporation that (a) the Shares are being acquired for the account of the undersigned; (b) the undersigned has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of converting the debt owed to him by the Corporation into the Shares; (c) the undersigned has received copies of such documents and such other information as the undersigned has deemed necessary in order to make an informed decision with respect to the conversion of debt into the Shares; and (d) the undersigned understands, and has the financial capability of assuming, the economic risk of an investment in the Shares for an indefinite period of time.

The representations, agreements and acknowledgments set forth above are being given by the undersigned with the understanding that they will be relied upon by the Corporation and its Board of Directors in order to claim the availability of the exemption from the registration provisions of the Act contained in Section 4(2) thereof.

DATED, as of the 12th day of March, 2013.

Very Truly Yours,

Michael Nugent